Exhibit 99.1

Certain statements contained in this presentation which are not based on historical facts are forward looking statements as the term is defined in the Private Securities Litigation Reform Act of 1996, and are subject to uncertainties and risks including, but not limited to, the demand for this Company’s products and services, economic and competitive conditions, integration of acquired operations, difficulty in controlling healthcare cost, negative effects of prospective healthcare reform, the availability of attracting competent personnel/management, ability to properly execute its business strategy in containing healthcare costs, possible adverse change in federal requirements, access to borrowed or equity capital on favorable terms, and other risks that may cause actual results to materially differ from projections. Although The Quantum Group, Inc. believes its expectations are reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from their expectations.

The Quantum Group, Inc.

Proforma Income Statements

For the Fiscal Years Ended October 31,

	2006		2007		2008		2009		2010
		%		%		%		%		%

Revenues	26,143,967	100.0%	65,002,196	100.0%	111,903,749	100.0%	182,529,668	100.0%	273,091,413	100.0%

Cost of Sales	22,666,130	86.7%	55,481,127	85.4%	93,987,067	84.0%	153,899,228	84.3%	231,310,007	84.7%

Gross Profit	3,477,836	13.3%	9,521,069	14.6%	17,916,681	16.0%	28,630,440	15.7%	41,781,407	15.3%

General and Adminstrative Costs	3,505,464	13.4%	6,616,888	10.2%	9,778,314	8.7%	13,333,977	7.3%	18,967,461	6.9%

Income Before Interest, Taxes, Depreciation and Bonus
	(27,628)	-0.1%	2,904,181	4.5%	8,138,367	7.3%	15,296,463	8.4%	22,813,945	8.4%

Interest, Taxes, Depreciation and Bonus	237,739	0.9%	958,225	1.5%	2,138,782	1.9%	2,850,212	1.6%	4,033,408	1.5%

Income Before Taxes	(265,367)	-1.0%	1,945,956	3.0%	5,999,585	5.4%	12,446,251	6.8%	18,780,537	6.9%

Taxes on Income	-	0.0%	-	0.0%	2,066,766	1.8%	4,729,575	2.6%	7,136,604	2.6%

Net Income	(265,367)	-1.0%	1,945,956	3.0%	3,932,819	3.5%	7,716,676	4.2%	11,643,933	4.3%

Shares Outstanding at October 31,	32,317,020		34,392,620		34,693,420		35,093,420		35,593,420

Earnings (loss) per outstanding share	$(0.008)		$0.057		$0.113		$0.220		$0.327